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                                                                   EXHIBIT 10.31

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made as of December 19, 2003 (the "Effective Date"), among THL BEDDING HOLDING COMPANY, A Delaware corporation ("Holdings"), SIMMONS COMPANY, a Delaware corporation (the "Company"), and RHONDA C. ROUSCH, an individual resident of the State of Georgia (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, concurrently herewith, Holdings, through its indirect wholly owned subsidiary, is acquiring all of the outstanding capital stock of the Company (the "Transaction");

         WHEREAS, Executive is the Executive Vice President - Human Resources of the Company, and the Executive desires to continue her employment with the Company in such capacity after the consummation of the Transaction;

         WHEREAS, the Company and Holdings desire that the Executive continue to serve in the capacity of Executive Vice President - Human Resources of the Company after the Effective Date; and

         WHEREAS, Holdings, the Company and the Executive, each desire to enter into this Agreement and set forth in writing the terms and conditions of the Executive's continued employment with the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         SECTION 1. EMPLOYMENT.

         1.1. Agreement. The Company hereby agrees to continue to employ the Executive after the Effective Date as its Executive Vice President - Human Resources, and the Executive hereby agrees to continue to serve the Company in such capacity, in each case subject to the terms and conditions set forth herein.

         1.2. Term. The period of the Executive's employment under this Agreement shall commence on the Effective Date, and shall continue thereafter for a continuously (on a daily basis) renewing, two (2) year term, without any further action by either the Company or the Executive, unless either the Executive or the Company shall provide written notice to the other parties hereto not to renew such term, specifying in such notice the date of such non-renewal, in which case this Agreement shall expire on the date that is two
(2) years after the date specified in such non-renewal notice. Notwithstanding the foregoing, this Agreement may be earlier terminated by the Company or the Executive in accordance with the terms of Section 8 below. The date on which termination or expiration of this Agreement is effective pursuant to the provisions of this Section 1.2 or of Section 8 shall be referred to herein as the "Termination Date". For all purposes of this Agreement, references to the "Term" of the Executive's

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employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date.

         SECTION 2. POSITION AND DUTIES. The Executive shall serve as Executive Vice President - Human Resources of the Company, and shall be accountable to, and shall have such powers, duties and responsibilities as may from time to time be prescribed by, the Chairman of the Board of Directors of the Company (the "Company Board") and Chief Executive Officer, the Company Board or the Board of Directors of Holdings (the "Holding Board"). The Executive shall perform and discharge, faithfully, diligently, competently and in good faith, such duties and responsibilities. The Executive (a) shall devote all of her business time and attention and her best efforts and ability to the business and affairs of the Company and its Subsidiaries and (b) shall not engage in other business activities whether or not compensated during the Term without the prior written consent of the Holdings Board (other than devoting a reasonable amount of time and attention to the management of her personal affairs and investments or serving as a director or officer of any charitable, religious, civic, educational or trade organizations, so long as such activities, individually or in the aggregate, do not interfere with the performance of the Executive's duties and responsibilities under this Agreement). The services of the Executive shall be based at the offices of the Company in the Metropolitan Area; provided, however, that the Executive acknowledges that substantial travel will be required because the Company conducts operations and maintains facilities throughout the United States and elsewhere around the world.

         SECTION 3. COMPENSATION. Subject to all of the terms and conditions hereof and to the performance by the Executive of her duties and obligations to the Company:

         3.1. Salary. As compensation for services performed during the Term, the Company shall pay the Executive a salary at a rate of $250,000 per annum or such other amount as may from time to time be established by the Holdings Board (such annual rate of salary in effect from time to time referred to as the "Salary"), payable at regular intervals in accordance with the Company's normal payroll practices now or hereafter in effect. The Holdings Board may consider and declare from time to time increases in the salary it pays the Executive and thereby increase the Salary. Any and all increases in the Executive's Salary pursuant to this Section 3.1 shall cause the level of the Executive's Salary hereunder to be increased by the amount of each such increase for all purposes of this Agreement, and the increased level of Salary as provided in this Section
3.1 shall become the level of the Executive's Salary for the remainder of the Term unless and until there is a further increase in Salary as provided herein. Except as otherwise provided in this Agreement, the Salary shall be prorated for any period of less than a full fiscal year.

         3.2. Annual Bonus. As additional compensation for services hereunder, the Executive shall be eligible for a bonus for each Bonus Year commencing on the first day of each fiscal year and ending on or prior to the last day of the Term. The amount of any such bonus shall be determined based upon the achievement of specified levels of operating performance by the Company for such Bonus Year measured by the business plan approved by the Board for such fiscal year (the "EBITDA Performance"). The target bonus payable for any Bonus Year with respect to the EBITDA Performance shall equal 60% of the Salary. The actual bonus payable for any Bonus Year with respect to the EBITDA Performance shall be computed as set forth on

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Exhibit A attached hereto and incorporated herein by this reference. Any bonus payable under this Section 3.2 is referred to herein as an "Annual Bonus". For the sole purpose of calculating Executive's Annual Bonus for fiscal year 2003 pursuant to this Section 3.2, the Executive will be presumed to have commenced employment with the Company as of the first day of fiscal year 2003; provided, that the target bonus payable with respect to 2003 shall equal 42.5% (being the percentage in effect for 2003) of Executive's actual salary for such year, rather than the Salary described in Section 3.1 above. The Annual Bonus for 2003 referenced hereunder is in lieu of, and not in addition to, any bonus payable to the Executive pursuant to the 2003 Management Bonus Plan.

         3.3. Restricted Stock Agreement; Class A Stock. The Executive shall be included as a participant in Holdings' Equity Incentive Plan (the "Plan"), pursuant to which the Executive will purchase Fifty-Seven Thousand Three Hundred Fifty-Three (57,353) shares of the Class B Common Stock of Holdings for $0.01 per share, subject to vesting as provided in the Restricted Stock Agreement by and between the Executive and Holdings of even date herewith (the "Restricted Stock Agreement").

         3.4. Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable business expenses incurred by her on behalf of the Company or any of its Subsidiaries or Affiliates (in accordance with the policies and procedures established by the Board from time to time for the Company's executive officers) in performing services hereunder; provided, however, that the Executive shall properly account therefor in accordance with requirements for federal income tax deductibility and the Company's policies and procedures.

         3.5. Fringe Benefits. At the election of the Executive and during the Term, the Executive shall be entitled to participate in or receive benefits under any life insurance, health and accident plans, retirement plans and other similar fringe benefit arrangements made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company acknowledges and agrees that the Executive will continue to participate in and receive benefits under (at the current level) the employee benefit plans which the Executive is currently participating (except for the stock option plans which are being cancelled in connection with the Transaction), subject to changes in such plans applicable to all other employees similarly situated. Notwithstanding any other arrangements that the Company may make available from time to time to its other executives or key management employees, the Salary, the bonuses payable under this Agreement and participation in the Plan as provided in Section 3.3 of this Agreement shall be in lieu of the Executive's participation in any other bonus, equity incentive or equity-type incentive plans established by the Company, except that the Executive shall be entitled to participate in any supplemental executive retirement plans, "401(k) plans" and profit sharing plans.

         3.6. Vacations. During the Term, the Executive shall be entitled to twenty (20) paid working days as vacation in each year and shall also be entitled to all paid holidays given by the Company to its employees. The paid vacation days shall be prorated for any period of service hereunder less than a full year. The Executive shall not be entitled to cash compensation for any vacation time not taken during the Term and shall not be entitled to accrue unused vacation.

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         3.7. Transportation Stipend. During the Term, the Executive shall be entitled to a stipend of $750.00 each month to cover expenses associated with transportation, including leasing or owning an automobile; provided, however, that the Executive shall properly account therefor on her federal and applicable state tax returns and related documentation in accordance with the requirements for federal income tax deductibility and the Company's policies and procedures.

         SECTION 4. OFFICES; SUBSIDIARIES AND AFFILIATES; INDEMNIFICATION.

         4.1. Generally. The Executive agrees to serve during the Term, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates. Service in such additional positions will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement.

         4.2. Indemnification. The Company agrees that in connection with the Executive's service in additional positions as provided under Section 4.1, the Executive shall be entitled to the benefit of any indemnification provisions in the charter and by-laws of the Company and any of its Subsidiaries and Affiliates for which the Executive serves in such an additional position and any director and officer liability insurance coverage carried by the Company and any of its Subsidiaries and Affiliates for which the Executive serves as an officer or director; provided, however, that this Section 4.2 shall not impose on the Company or any of its Subsidiaries or Affiliates any obligation to include any such indemnification provisions in its charter or by-laws or to maintain any such insurance coverage.

         SECTION 5. UNAUTHORIZED DISCLOSURE: INVENTIONS.

         5.1. Confidential Information. The Executive acknowledges that the Company and its Subsidiaries and Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Subsidiaries or Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries and Affiliates for protecting Confidential Information and agrees not to disclose to any Person (except as required by applicable law or for the proper performance of her duties and responsibilities to the Company and its Subsidiaries and Affiliates), or use for her own benefit or gain, any Confidential Information obtained by the Executive incident to her employment or other association with the Company or any of its Subsidiaries or Affiliates. The Executive understands that this restriction shall continue to apply for a period of five (5) years after her employment terminates, regardless of the reason for such termination; provided that, for any Confidential Information that constitutes Trade Secrets under applicable law, the restrictions shall continue for so long as such information remains A Trade Secret.

         5.2. Protection of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries or Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether

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or not prepared by the Executive, shall be the sole and exclusive property of the Company or its Subsidiaries or Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time her employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

         5.3. Proprietary Rights. Any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts and ideas (whether or not patentable or copyrightable) conceived, made, developed, created or reduced to practice by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) prior to or during the Term, which may be directly or indirectly useful in, or related to, the business, ventures or other activities of or products manufactured or sold by the Company or any of its Subsidiaries or Affiliates or any business or products contemplated by the Company or any of its Subsidiaries or Affiliates while the Executive was or is an employee, officer or director of the Company (collectively, "Proprietary Rights"), shall be promptly and fully disclosed by the Executive to the Board and shall be the exclusive property of the Company as against the Executive and her successors, heirs, devisees, legatees and assigns, and the Executive hereby assigns to the Company her entire right, title and interest therein and shall promptly deliver to the Company all papers, drawings, models, data and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by her as aforesaid. All copyrightable Proprietary Rights shall be considered "works made for hire." The Executive shall, upon the Company's request and at its expense, execute any documents necessary or advisable in the opinion of the Company's counsel to assign, and confirm the Company's title in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company's exclusive property as against the Executive and her successors, heirs, devisees, legatees and assigns under this Section 5.3 or to vest in the Company title to such Proprietary Rights as against the Executive and her successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

         SECTION 6. RESTRICTED ACTIVITIES.

         (A) Executive acknowledges that (1) the Company has separately bargained and paid additional consideration for the restrictive covenants herein; and (2) the Company will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Company and its Subsidiaries and Affiliates and the irreparable injury that would befall the Company, its Subsidiaries and Affiliates should Executive breach such covenants.

         (B) Executive further acknowledges that her services are of a special, unique and extraordinary character and that her position with the Company will place him in a position of confidence and trust with employees of the Company and its Subsidiaries and Affiliates and with the Company's other constituencies and will allow her access to Trade Secrets and Confidential Information concerning the Company and its Subsidiaries and Affiliates.

         (C) Executive further acknowledges that the type and periods of restrictions imposed

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by the covenants in this Section 6 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

         (D) Having acknowledged the foregoing, Executive covenants and agrees with Employer as follows:

         6.1. Non-Competition. While the Executive is employed by the Company and for a period of two (2) years immediately following termination of her employment (the "Non Competition Period"), the Executive shall not, directly or indirectly, in a senior executive or similar capacity, whether as owner, partner, investor, consultant, agent, employee or co-venturer, compete within the United States with the Company or any of its Subsidiaries or Affiliates in any Competitive Business or undertake any planning for any Competitive Business.

         6.2. Non-Solicitation of Customers. Without limiting the generality of the foregoing, during the Non-Competition Period, the Executive will not solicit or encourage any Person who has been a customer of the Company or any of its Subsidiaries or Affiliates, and with whom the Executive had business related contact in connection with Executive's employment during the Term or at any time in the two years immediately preceding Executive's termination of employment, to terminate its relationship with any of them.

         6.3. Outside Activities. The Executive agrees that, during her employment with the Company, she will not undertake any outside activity (except as explicitly allowed pursuant to Section 2), whether or not competitive with the business of the Company or any of its Subsidiaries or Affiliates, that could reasonably give rise to a conflict of interest with her duties and obligations to the Company or any of its Subsidiaries or Affiliates.

         6.4. Non-Solicitation of Employees. Acknowledging the strong interest of the Company in an undisrupted workplace, the Executive further agrees that while she is employed by the Company and for the Non-Competition Period, the Executive will not (a) solicit, directly or indirectly, any employee holding a position of Vice President, Director or any position with greater authority or responsibility with the Company or any of its Subsidiaries or Affiliates for employment by any other Person, or seek to persuade any employee of the Company or any of its Subsidiaries or Affiliates to discontinue employment with the Company or any of its Subsidiaries or Affiliates, or (b) solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries or Affiliates to terminate or diminish its relationship with the Company or any of its Subsidiaries or Affiliates.

         6.5. Ownership of Securities. Notwithstanding the provisions of this
Section 6, the Executive shall have the right to (a) invest in or acquire any class of securities issued by any Person not engaged in a Competitive Business, or (b) acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is (i) issued by any Person engaged in a Competitive Business, and (ii) publicly traded on a national securities exchange or over-the-counter market.

         6.6 No Disparagement. Each of the parties hereto covenants and agrees that during the Term and during the Non-Competition Period, such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative

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statement, comment or remark about the other parties hereto, or any of them, or
Thomas H. Lee Partners, or any of their respective officers, directors, employees, Affiliates, Subsidiaries, successors and assigns, as the case may be; provided, however, that this Section 6.6 shall not be construed to require any Person to provide other than truthful testimony when compelled to testify.

         SECTION 7. ENFORCEMENT OF COVENANTS. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 5 and 6 of this Agreement. The Executive agrees that such restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and Affiliates and that each and every one of such restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were she to breach any of the covenants contained in
Section 5 or 6 of this Agreement, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of such covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 5 or 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large A geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         SECTION 8. TERMINATION. Subject to the respective continuing obligations of the parties hereto, including those set forth in Sections 5 and 6, the Executive's employment by the Company hereunder may be terminated prior to the expiration of the Term as follows:

         8.1. Death. The Executive's employment hereunder shall terminate upon her death.

         8.2. Incapacity. If the Executive shall have been unable to perform her duties hereunder by reason of any physical or mental illness, injury or other incapacity (a) for any period of sixty (60) consecutive days or (b) for a total of one hundred twenty (120) days in any period of twelve (12) consecutive calendar months, in the reasonable judgment of the Holdings Board, after consultation with such experts, if any, as the Holdings Board may deem necessary or advisable, the Company may terminate the Executive's employment hereunder by written notice to the Executive.

         8.3. Cause. The Company may terminate the Executive's employment hereunder for Cause at any time upon written notice to the Executive. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon: (a) the Executive's breach of any of her obligations set forth in this Agreement, which breach is not cured within fifteen (15) days after receipt by the Executive of written notice from the Holdings Board of such breach; (b) the Executive's breach of her fiduciary duties as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or employee benefit plan of the Company or any of its Subsidiaries or Affiliates; or (c) the Executive's commission of a felony involving fraud, personal dishonesty or moral turpitude (whether or not in connection with her employment).

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         8.4. Other than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon written notice to the Executive.

         8.5. Good Reason. The Executive may terminate the Executive's employment hereunder for Good Reason at any time upon sixty (60) days' prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 8.5, the Holdings Board or the Company Board may elect to waive the period of notice or any portion thereof. For the purposes of this Agreement, the Executive shall have "Good Reason" to terminate the Executive's employment hereunder upon: (a) material diminution in the nature or scope of Executive's responsibilities, duties or authority, in each case except in the event of termination of the Executive's employment pursuant to Section 8.1, 8.2,
8.3 or 8.6; provided, however, that the Company's failure to continue Executive's appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute "Good Reason", or (b) material failure of the Company to provide Executive the Salary and benefits in accordance with the terms of Section 3 hereof.

         8.6. Other than for Good Reason. The Executive may terminate her employment hereunder at any time upon sixty (60) days prior written notice to the Company. In the event of termination of the Executive pursuant to this
Section 8.6, the Holdings Board may elect to waive the period of notice, or any portion thereof.

         SECTION 9. COMPENSATION UPON TERMINATION.

         9.1. Death. In the event of the Executive's death during the Term, (a) the Company shall pay or transfer, as the case may be, to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to her estate, (1) her Salary that is earned and unpaid at the date of death and (2) on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which death occurs or (ii) the date which is one hundred twenty (120) days after the end of such Bonus Year, an amount equal to the product of (x) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if death had not occurred, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of death and the denominator of which is 365; and (b) (1) Holdings shall have the right to repurchase the Executive's vested and unvested shares of the Class B Common Stock of Holdings pursuant to the terms of the Restricted Stock Agreement; and
(2) Holdings shall have the right to repurchase the Executive's shares of the Class A Common Stock of Holdings pursuant to the terms of the Securityholders' Agreement among Holdings, the Executive and the other stockholders of Holdings (the "Securityholders' Agreement").

         9.2. Incapacity. If the Executive's employment shall be terminated by reason of her incapacity pursuant to Section 8.2, then (a) the Company shall (1) continue to pay the Executive her Salary, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3, through the Termination Date, and (2) pay the Executive on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which termination pursuant to Section 8.2 occurs or (ii) the date which is one hundred twenty
(120) days after the end of such Bonus Year,

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an amount equal to the product of (x) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if termination pursuant to Section 8.2 had not occurred, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of termination pursuant to Section 8.2 and the denominator of which is 365; and (b)
(1) Holdings shall have the right to repurchase the Executive's vested and unvested shares of the Class B Common Stock of Holdings pursuant to the terms of the Restricted Stock Agreement; and (2) Holdings shall have the right to repurchase the Executive's shares of the Class A Common Stock of Holdings pursuant to the terms of the Securityholders' Agreement.

         9.3 Cause or Without Good Reason. If the Company shall terminate the Executive's employment hereunder for Cause pursuant to Section 8.3, or the Executive shall terminate the Executive's employment hereunder without Good Reason pursuant to Section 8.6, the Company shall have no further obligations to the Executive under this Agreement other than the payment of her Salary through the Termination Date.

         9.4. Other than for Cause; Good Reason. If the Company shall terminate the Executive's employment hereunder without Cause pursuant to Section 8.4 or the Executive shall terminate her employment hereunder for Good Reason pursuant to Section 8.5, then (a) the Company shall pay to the Executive:

                  (1) as soon as reasonably practicable after the Termination Date, her Salary through the Termination Date;

                  (2) as soon as reasonably practicable following the last day of the month in which the Termination Date occurs, her Annual Bonus as described in Section 3.2, subject to the following sentence. For purposes of computing the percentage of Targeted EBITDA which has been achieved pursuant to Exhibit A (the "Applicable Percentage"), the Company shall compare (i) the actual EBITDA achieved from the beginning of the fiscal year in which the Termination Date occurs through the last day of the month in which the Termination Date occurs to (ii) the budgeted EBITDA from the beginning of the fiscal year in which the Termination Date occurs through the last day of the month in which the Termination Date occurs. The amount of the Annual Bonus payable to the Executive under this Section 9.4(2) shall be equal to (x) the applicable percentage of Salary set forth opposite the Applicable Percentage on Exhibit A, multiplied by (y) the Executive's Salary paid or payable from the beginning of the fiscal year in which the Termination Date occurs through the Termination Date; and

                  (3) until the second anniversary of the Termination Date, severance at a rate equal to 100% of her Salary in effect at the time notice of termination is given, such severance to be paid on a monthly basis or such other time increment as the Executive and the Company mutually agree; and

(b)(1) Holdings shall have the right to repurchase the Executive's vested and unvested shares of the Class B Common Stock of Holdings pursuant to the terms of the Restricted Stock Agreement, and (2) Holdings shall have the right to repurchase, and the Executive shall have the right to require Holdings to repurchase, the Executive's shares of the Class A Common Stock of Holdings, in each case pursuant to the terms of the Securityholders' Agreement.

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With respect to any termination of employment to which this Section 9.4 applies, until the earlier to occur of (1) the second anniversary of the Termination Date or (2) the date on which the Executive commences other employment in connection with which the Executive receives medical and dental benefits substantially comparable to those made available by the Company (including self-employment or engaging in an enterprise as a sole proprietor or partner) (the "Benefits Termination Date"), the Company shall, if the Executive was participating in any Company medical and dental insurance plans pursuant to Section 3.5 immediately prior to the effectiveness of her termination of employment and subject to any employee contribution applicable to the Executive immediately prior to such effectiveness, continue to contribute to the cost of the Executive's participation in such medical and dental insurance plans so long as the Executive is entitled to continue such participation under applicable law and plan terms. The obligations of the Company to the Executive under this Section
9.4 (other than clause (a) of the first sentence of this Section 9.4) are conditioned upon the Executive's signing a release of claims in the form of Exhibit B (the "Release") within twenty eight (28) days of the date on which notice of termination is given and upon such Release remaining in full force and effect thereafter. All severance payments under this Section 9.4 will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company and will begin at the Company's next regular payroll period following the effective date of the Release, but shall be retroactive to the Termination Date.

         9.5. Early Termination of Severance Benefits. If the Executive's employment hereunder is terminated by the Company without Cause pursuant to
Section 8.4 or the Executive shall terminate her employment hereunder for Good Reason pursuant to Section 8.5, and Executive subsequently engages in the activities prohibited by Section 6, then the Company may thereafter immediately terminate and shall not be required to continue on behalf of the Executive or her dependents and beneficiaries any compensation provided for in Section 9.4 other than those benefits that the Company may be required to maintain for the Executive under applicable law.

         9.6. Continuation of COBRA Coverage. Upon the expiration of the Company's obligation pursuant to this Section 9 to provide the Executive and her spouse with the benefits and other perquisites to which she is entitled under the Company's employee benefit, retirement and compensation plans and this Agreement, the Company shall continue to offer the coverage required by the Consolidated Omnibus Budget Reconciliation Act to the Executive and to her spouse, at the Executive's or her spouse's expense, for the remainder of their natural lives.

         9.7. Post-Termination Obligations Generally. Except as expressly set forth in this Section 9, in the Purchase Agreement and the documents ancillary thereto and in the Plan, the Restricted Stock Agreement and the Securityholders' Agreement, the Company and Holdings shall have no further obligations to the Executive following expiration of the Term, and performance by the Company and/or Holdings of any obligation specifically provided in this Section 9 shall constitute full settlement of any claim that the Executive may have on account of such termination against the Company and/or Holdings or their respective Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, controlling Persons, employees, agents, representatives, successors and assigns and all other others connected with any of them, both individually and in their official capacities.

         9.8. Payments after Death. Should the Executive die after the termination of her employment with the Company while any amounts are payable to her hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to her estate.

         SECTION 10. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive's obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound and that the Executive is not now subject to any covenants against competition, non-solicitation or similar covenants that would affect the performance of the Executive's obligations hereunder or would restrict the Company in its operations, including hiring any additional executives. The Executive has provided the Company with true and correct copies of all agreements that remain binding between the Executive and the Executive's former employer or employers and any similar agreements governing the Executive's rights and obligations relating to any former employer. The Executive will not disclose to or use on behalf of Holdings or the Company any confidential or proprietary information of a third party without such party's consent.

         SECTION 11. WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement.

         SECTION 12. NOTICES. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by nationally recognized overnight courier; or (c) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

                             If to the Executive:

                                         Rhonda C. Rousch
                                         1065 Arbor Creek Drive
                                         Roswell, Georgia 30076

                             If to the Company:

                                         Simmons Company
                                         One Concourse Parkway, Suite 800
                                         Atlanta, Georgia, 30328
                                         Attention: Chief Executive Officer and
                                                    General Counsel
                                         Facsimile: (770) 392-2608

                             with copies to:

                                         Thomas H. Lee Partners, L.P.
                                         75 State Street
                                         Boston, MA 02109
                                         Attention: Scott A. Schoen
                                                    Todd M. Abbrecht
                                                    George Taylor
                                         Facsimile: (617) 227-3514

                             and

                                         Weil, Gotshal & Manges, LLP
                                         100 Federal Street, 34th Floor
                                         Boston, Massachusetts 02110
                                         Attention: James  Westra,  Esq.
                                         Facsimile: (617) 772-8333

         SECTION 13. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 13. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular
Section include all subsections thereof, (d) the word "including" shall be construed as "including, without limitation", and (e) references to "$" mean United States dollars.

         13.1. "AAA" is defined in Section 19.

         13.2. "Affiliate" shall mean (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), (b) any other Person which, together with its Affiliates (as defined in clause (a) above), shall, directly or indirectly, own beneficially or control the voting of at least 10% of the ownership interest in the Company (or other specified Person) and (c) any other Person of which the Company (or other specified Person) and its Affiliates (as defined in clauses
(a) and (b) above) shall, directly or indirectly, own beneficially or control the voting of at least 10% of any class of outstanding capital stock or other evidence of beneficial interest or of any interest as a general partner or joint venturer.

         13.3. "Agreement" is defined in the Preamble to this Agreement.

         13.4. "Annual Bonus" is defined in Section 3.2.2.

         13.5. "Benefits Termination Date" is defined in Section 9.4.

         13.6. "Bonus Year" means fiscal year of the Company, provided, however, that in the event the fiscal year of the Company is changed, any calculations made under Section 3.2 and Exhibit A hereto shall be proportionately adjusted as the Board, in its sole and absolute discretion, shall deem appropriate.

         13.7. "Cause" is defined in Section 8.3.

         13.8. "Common Stock" means the common stock, $.01 par value, of Holdings.

         13.9. "Company" is defined in the preamble to this Agreement.

         13.10. "Company Board" is defined in Section 2.

         13.11. "Competitive Business" means any business engaged in selling, marketing, designing or manufacturing mattresses and mattress-related products.

         13.12. "Confidential Information" means any and all information of the Company and its Subsidiaries and Affiliates embodied in a writing or other tangible form whether or not constituting a "Trade Secret" (as such term is defined in Section 10-1-761 of the Official Code of Georgia Annotated) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive's relationship to the Company and its Subsidiaries and Affiliates and which has value to the Company and its Subsidiaries and Affiliates and is not generally known to its competitors. Without limiting the foregoing, "Confidential Information" shall include: (a) all items of information that could be classified as a Trade Secret; (b) the names, addresses and special needs or requirements of the customers of the Company and its Subsidiaries and Affiliates and the nature and amount of business done with such customers; (c) the names and addresses of employees and other business contacts of the Company and its Subsidiaries and Affiliates; (d) the particular names, methods and procedures utilized by the Company and its Subsidiaries and Affiliates in the conduct and advertising of their business;
(e) application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Company and its Subsidiaries and Affiliates or its subsidiaries; and (f) marketing techniques, purchasing information, pricing policies, quoting procedures, financial information, customer data and other materials or information relating to the Company and its Subsidiaries and Affiliates' manner of doing business. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company and its Subsidiaries and Affiliates (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

         13.13. "Documents" is defined in Section 5.2.

         13.14. "$" is defined in the introductory paragraph to this Section 13.

         13.15. "EBITDA Performance" is defined in Section 3.2.

         13.16. "Effective Date" is defined in the preamble.

         13.17. "Executive" is defined in the preamble.

         13.18. "Exhibit" is defined in the introductory paragraph to this
Section 13.

         13.19. "Good Reason" is defined in Section 8.5.

         13.20. "including" is defined in the introductory paragraph to this
Section 13.

         13.21. "Holdings" means THL Bedding Holding Company, a Delaware corporation.

         13.22 "Holdings Board" is defined in Section 2.

         13.23. "Metropolitan Area" means the Atlanta, Georgia metropolitan area.

         13.24. "Non-Competition Period" is defined in Section 6.1.

         13.25. "Person" means any individual, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization or entity, and any government, governmental department or agency or political subdivision thereof.

         13.26. "Plan" is defined in Section 3.3.

         13.27. "Products" means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries or Affiliates, together with all services provided or planned by the Company or any of its Subsidiaries or Affiliates, during the Executive's employment.

         13.28. "Proprietary Rights" is defined in Section 5.3.

         13.29. "Purchase Agreement" is defined in the Preamble to this Agreement.

         13.30. "Release" is defined in Section 9.4.

         13.31. "Restricted Stock Agreement" is defined in Section 3.3.

         13.32. "Salary" is defined in Section 3.1.

         13.33. "Section" is defined in the introductory paragraph to this
Section 13.

         13.34. Securityholders Agreement" is defined in Section 9.1.

         13.35. "Subsidiary" means any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least A majority of the partnership, joint venture or similar interests, or in which the

Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

         13.36. "Term" is defined in Section 1.2.

         13.37. "Termination Date" is defined in Section 1.2.

         13.38. "Trade Secret" is defined in Section 13.12.

         13.39. "Transaction" is defined in the Preamble to this Agreement.

         SECTION 14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing by the Executive and such officer as may be specifically authorized by the Board in connection with such approval. No waiver by either party hereto at any time of compliance with or of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement and the legal relations created thereby shall be governed by the domestic substantive laws of the State of Georgia, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Executive acknowledges and agrees that, because the Company's legal remedies may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and agreements set forth in Section 5 or 6 by the Executive, the Company may, in addition to obtaining any other remedy or relief available to it (including damages at law), enforce the provisions of Sections 5 and 6 by injunction and other equitable relief.

         SECTION 15. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         SECTION 16. COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Executed counterparts may be delivered by facsimile transmission.

         SECTION 17. ENTIRE AGREEMENT. This Agreement (together with the Purchase Agreement, the Plan, the Securityholders Agreement and the documents and agreements ancillary thereto) constitute the entire agreement between the parties hereto, and supersede any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment with the Company.

         SECTION 18. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon (a) the Executive, her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (b) the Company, Holdings and their respective successors (including by means of reorganization, merger, consolidation or liquidation) and permitted assigns. The Company or Holdings may assign this Agreement to any of its Subsidiaries or to any successor of the Company or Holdings by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company or Holdings or of any division or line of business of the Company or Holdings with which the Executive is at any time associated. The Company requires the personal services of the Executive hereunder and the Executive may not assign this Agreement.

         SECTION 19. ARBITRATION. With the exception of Sections 5 and 6, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator in Atlanta, Georgia in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect; provided, however, that the parties may agree to use an arbitrator other than those provided by the AAA. The arbitrator shall not have the authority to add to, detract from, or modify, any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, reimbursement of costs (including those incurred to enforce this Agreement), together with interest thereon. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator's decision on the merits.

         SECTION 20. EXPENSES. The Company agrees to pay all the costs and expenses of Rogers & Hardin, legal counsel for the Executive, associated with this Agreement and the Transaction.

                             [SIGNATURES NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized officer, as the case may be, all as of the date first above written.

                                         THL BEDDING HOLDING COMPANY

                                         By: /s/ CHARLES R. EITEL
                                             -----------------------------------
                                         Its: __________________________________

                                         SIMMONS COMPANY

                                         By: /s/ CHARLES R. EITEL
                                             -----------------------------------
                                         Its: __________________________________

                                         /s/ RHONDA C. ROUSCH
                                         ---------------------------------------
                                         RHONDA C. ROUSCH

                                                                       EXHIBIT A

                       COMPUTATION OF EBITDA PERFORMANCE

% OF BUDGETED EBITDA
--------------------
     TARGET(1)             % OF ANNUAL BONUS      % OF SALARY
     ---------             -----------------      -----------
     <90(2)                          0                   0
        90                        9.09                5.45
        91                       18.18               10.91
        92                       27.27               16.37
        93                       36.36               21.82
        94                       45.45               27.27
        95                       54.55               32.73
        96                       63.64               38.19
        97                       72.73               43.64
        98                       81.82               49.10
        99                       90.91               54.55
     100(2)                        100                  60
       105                         125                  75
       110                         150                  90
       115                         175                 105
       120                         200                 120

----------
(1) The budgeted EBITDA target will be reset each year. The Board will approve the budgeted EBITDA target for any fiscal year on or prior to the later of
     (a) the date which is 45 days after the end of such fiscal year or (b) the date which is 15 days after the date of release of the audited financial statements of the Company for the immediately preceding fiscal year.

(2) Upon attaining 100% of budgeted EBITDA target, the amount of the Annual Bonus will be increased thereafter by 2% of Salary for each 1% increase in EBITDA in excess of 100% of the Target. The Annual Bonus is not capped.